Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reports Fourth Quarter and Full Year Fiscal 2010 Results

Fiscal 2010 Pre-Tax Results Improve by $92 Million;
Q4 Sales Continue to Improve

RACINE, WI, June 3, 2010 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the fourth quarter of fiscal 2010, as follows:

Fourth Quarter	2010	2009	Change
($ in millions except per share data)
Net Sales	$324.9	$254.8	$70.1
Gross Profit	$44.3	$23.6	$20.7
% of Sales	13.6%	9.3%	430	bp
Selling, General & Administrative (SG&A) Expenses	$41.3	$40.3	$1.0
Pre-Tax Loss from Continuing Operations	$(4.2)	$(37.4)	$33.2
Loss from Continuing Operations	$(11.9)	$(40.8)	$28.9
Diluted Loss Per Share from Continuing Operations	$(0.26)	$(1.27)	$1.01
Adjusted EBITDA	$21.4	$1.7	$19.7

Free Cash Flow	$(5.3)	$(19.0)	$13.7
Net Debt (a)	$95.5	$205.7	$(110.2)
(a) As of March 31, 2010 and 2009, respectively

“Given the overall business climate and the headwinds we had anticipated heading into the fourth quarter, we are pleased with our overall results as we finished out fiscal 2010,” said Modine President and Chief Executive Officer Thomas A. Burke. “Our fourth quarter sales increased 28 percent versus a year ago, and were up seven percent sequentially, reflecting continued modest recovery in our end markets.  As anticipated, gross margins came under pressure from increased commodity metals prices and the lagging nature of materials pass-through agreements with our customers, the seasonal wind-down of the heating season for our Commercial Products segment and costs associated with our plant closure activities. Despite these near-term pressures, we reported adjusted EBITDA of $21.4 million for the quarter, an increase of nearly $20 million from a year ago.  We continue to execute our Four-Point Plan, which consists of portfolio rationalization, manufacturing realignment, SG&A cost containment and capital allocation discipline, to build on our momentum and position Modine for the future. We are proud of the efforts of our 6,000 global employees, who significantly contributed to the improved financial results in fiscal 2010. Through their commitment and effort, Modine has established a solid foundation on which to build in fiscal 2011.”

Fourth Quarter Overview
•	Sales volumes increased 28 percent year over year and rose seven percent compared to the third quarter of fiscal 2010, reflecting new program launches and modest market recovery;
•
Gross margin of 13.6 percent improved 430 basis points year over year, but was down, as expected, by 220 basis points compared to the third quarter of fiscal 2010 due to the commodity metals impact and other factors;

Fourth Quarter Fiscal 2010 Results – Page 2

•	The company recorded a pre-tax loss of $4.2 million in the fourth quarter compared to a loss of $37.4 million a year ago and a profit of $2.4 million in the third quarter of fiscal 2010;
•
Adjusted EBITDA was $21.4 million during the fourth quarter of fiscal 2010, an increase of nearly $20 million compared to a year ago, but down, as expected, by $3.8 million compared to the third quarter of fiscal 2010;

•	During the quarter, the company completed the previously announced closure of its Pemberville, Ohio, facility; and
•	As of March 31, 2010, the company’s net debt was $95.5 million, substantially lower than the $205.7 million balance at March 31, 2009.

Cash and Liquidity
“With a substantially reduced net debt balance versus a year ago, we are pleased with our progress in improving the company’s liquidity and financial position,” said Robert R. Kampstra, Vice President, Corporate Controller and Chief Accounting Officer.  “During the fourth quarter, we reported a free cash outflow of $5.3 million, which improved from an outflow of $19.0 million in the fourth quarter of last year.  During the quarter, the timing of capital expenditures exceeded our operating cash flows, which contributed to the negative free cash flow.  We had $167 million in available borrowing capacity at March 31, 2010, and, combined with $44 million of cash on hand, we believe we have ample liquidity and are well positioned to support the growth of our business as we move forward into fiscal 2011.”

Full Year Fiscal 2010 Overview
•
Sales for the fiscal year ended March 31, 2010 decreased 17 percent to $1.2 billion from $1.4 billion reported in fiscal 2009, reflecting a significant reduction in global production volumes in the second half of fiscal 2009 and continuing into fiscal 2010;

•	Since the bottom of the recession, the company experienced modest sequential sales growth in each of the last three quarters of fiscal 2010;
•
Despite the year-over-year reduction in sales, gross profit improved by 130 basis points to 14.6 percent and selling, general and administrative expense decreased by $42 million, primarily attributable to a significant reduction in manufacturing and administrative costs through the execution of the company’s Four-Point Plan;

•	Fiscal 2010 pre-tax results improved by $92 million year over year to a pre-tax loss of $10.5 million, compared to a pre-tax loss of $103.0 million in fiscal 2009;
•	Adjusted EBITDA totaled $86.2 million for fiscal 2010, far exceeding the company’s minimum required adjusted EBITDA of $35.0 million contained in its debt agreements; and
•	During fiscal 2010, the company generated free cash flow of $23.4 million on improved year-over-year results.

Outlook
As we look forward to fiscal 2011, we believe current economic conditions support a level of adjusted EBITDA relatively consistent with fiscal 2010.  We expect to see an improvement in our sales volumes as our end markets continue to show modest recovery from the recession.  The positive impact of this sales volume improvement is anticipated to be largely offset by higher metals prices and unfavorable foreign currency exchange rate changes, as well as an increase in selling, general and administrative expenses.  Specifically, the company has the following expectations for fiscal 2011:

•
An 8 to 12 percent increase in sales, based on an expected recovery in the commercial vehicle markets in North America, growth in the off-highway markets in Asia as the company launches new programs, continued growth within the company’s Commercial Products segment, and slight improvement in the commercial vehicle, off-highway and light vehicle markets in Europe;

•
The positive impact of these sales volume improvements is expected to be largely offset by a less favorable foreign currency translation environment, particularly the euro, and higher year-over-year metals costs and the lagging nature of the company’s materials pass-through agreements with its customers; As a result of these factors, the company’s gross margin is expected to remain relatively consistent year over year;

•	An approximate $10 to $15 million increase in selling, general and administrative expense due in large part to increased pension expense; and

Fourth Quarter Fiscal 2010 Results – Page 3

•	Capital expenditures in a range of $60 to $70 million.

“We are pleased with Modine’s performance during the fourth quarter and our incremental progress throughout the past fiscal year,” Burke concluded.  “We will continue to manage our business conservatively with a focus on the fundamentals of our Four-Point Plan, which served us well over the past several years.  Supported by our refocused product strategy and strong balance sheet, we enter fiscal 2011 with confidence and a clear sense of momentum building within our business.”

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, June 3, 2010 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss its fiscal 2010 fourth quarter.  The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 866-804-6924 passcode: 55039441.  The international call-in number is 857-350-1670; passcode: 55039441.  Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com about two hours after the live call concludes.  A call-in replay will be available through June 10, 2010, at 888-286-8010; passcode: 17978854 or, for international callers, at 617-801-6888; passcode: 17978854.  A transcript of the call will be posted to the company’s website after June 4, 2010.

About Modine
Modine, with fiscal 2010 revenues of $1.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,000 people at 32 facilities worldwide in 14 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements, including information about future financial performance and market conditions, including the information provided under “Outlook,” accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2009 and under Forward-Looking Statements in Item 7 of Part II of that same report, as revised by Exhibit 99.1 to the Company’s Current Report on Form 8-K dated September 15, 2009, and the company's Quarterly Report on Form 10-Q for the quarters ended June 30, 2009, September 30, 2009, and December 31, 2009.  Other risks and uncertainties include, but are not limited to, the following: the impact of currency exchange rate fluctuations, particularly the value of the euro relative to the U.S. dollar; the impact on Modine of increases in commodity prices, particularly aluminum and copper and its ability to pass these prices on to customers; changes in sales mix to products with lower margins; the company’s ability to remain in compliance with its debt agreements and financial covenants going forward; Modine’s ability to fund its liquidity requirements and meet its long-term commitments; the impact the current global economic uncertainty is having on Modine, its customers and its suppliers and any worsening of such economic conditions; the secondary effects on Modine’s future cash flows and liquidity that may result from Modine’s customers and lenders dealing with the economic crisis and its consequences; Modine’s ability to limit capital spending; Modine’s ability to successfully execute its four-point plan; work stoppages or interference at Modine or its major customers; the nature of the vehicular industry, including continued depressed customer build rates; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures
Adjusted EBITDA, Net Debt and Free Cash Flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management and the company’s lenders as performance measures to judge liquidity and covenant compliance for the company’s business. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Fourth Quarter Fiscal 2010 Results – Page 4

Definition – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The company’s earnings (loss) from continuing operations before interest expense and provision for (benefit from) income taxes, adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and up to $34.0 million of cash restructuring and repositioning charges, and further adjusted to add back depreciation and amortization expense, as defined in the applicable debt agreements. This is a financial measure of the profit generated excluding the above-mentioned items.

Definition – Net Debt
The sum of short- and long-term debt, less cash on hand. This is an indicator of the company’s debt position after considering on hand cash balances.

Definition – Free Cash Flow
The sum of net cash provided by (used for) operating and investing activities. This is a liquidity measure of the cash available for permitted distributions.
-- Financial tables follow --

Fourth Quarter Fiscal 2010 Results – Page 5

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2010	2009	2010	2009
Net sales	$324,914	$254,777	$1,163,234	$1,408,714
Cost of sales	280,645	231,129	993,025	1,221,680
Gross profit	44,269	23,648	170,209	187,034
Selling, general & administrative expenses	41,266	40,335	157,502	199,613
Restructuring expense (income)	228	2,274	(679)	30,404
Impairment of long-lived assets	1,432	5,632	6,548	36,139
Income (loss) from operations	1,343	(24,593)	6,838	(79,122)
Interest expense	3,993	4,182	22,888	13,775
Other expense (income) - net	1,538	8,642	(5,584)	10,056
Loss from continuing operations before income taxes	(4,188)	(37,417)	(10,466)	(102,953)
Provision for income taxes	7,707	3,346	9,832	644
Loss from continuing operations	(11,895)	(40,763)	(20,298)	(103,597)
Loss from discontinued operations (net of income taxes)	(22)	(6,753)	(8,370)	(7,481)
(Loss) gain on sale of discontinued operations (net of income taxes)	(181)	400	(611)	2,466
Net loss	$(12,098)	$(47,116)	$(29,279)	$(108,612)

Loss from continuing operations per common share:
Basic	$(0.26)	$(1.27)	$(0.52)	$(3.23)
Diluted	$(0.26)	$(1.27)	$(0.52)	$(3.23)

Net loss per common share:
Basic	$(0.26)	$(1.47)	$(0.75)	$(3.39)
Diluted	$(0.26)	$(1.47)	$(0.75)	$(3.39)

Weighted average shares outstanding:
Basic	45,993	32,112	39,298	32,077
Diluted	45,993	32,112	39,298	32,077

Dividends paid per share	$-	$-	$-	$0.30

Comprehensive earnings (loss), which represents net loss adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month periods ended March 31, 2010 and 2009 were $(40,356) and $(103,891), respectively, and for the twelve month periods ended March 31, 2010 and 2009, were $(15,568) and $(232,564), respectively.

Condensed consolidated balance sheets (unaudited)
(In thousands)
	March 31, 2010	March 31, 2009
Assets
Cash and cash equivalents	$43,657	$43,536
Short term investments	1,239	1,189
Trade receivables - net	167,745	122,266
Inventories	99,559	88,077
Assets held for sale	-	29,173
Other current assets	43,242	41,610
Total current assets	355,442	325,851
Property, plant and equipment - net	418,616	426,565
Assets held for sale	9,870	34,328
Other noncurrent assets	56,324	65,388
Total assets	$840,252	$852,132
Liabilities and shareholders' equity
Debt due within one year	$3,245	$5,232
Accounts payable	142,209	94,506
Liabilities of business held for sale	-	28,018
Other current liabilities	125,946	123,277
Total current liabilities	271,400	251,033
Long-term debt	135,952	243,982
Deferred income taxes	10,830	9,979
Liabilities of business held for sale	-	12,181
Other noncurrent liabilities	97,984	91,120
Total liabilities	516,166	608,295
Shareholders' equity	324,086	243,837
Total liabilities & shareholders' equity	$840,252	$852,132

Fourth Quarter Fiscal 2010 Results – Page 6

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Twelve months ended March 31,	2010	2009

Cash flows from operating activities:
Net loss	$(29,279)	$(108,612)
Adjustments to reconcile net loss with net cash provided by operating activities:
Depreciation and amortization	65,766	73,334
Impairment of goodwill and long-lived assets	14,194	49,766
Other - net	(4,035)	(6,886)
Net changes in operating assets and liabilities	15,258	85,914
Net cash provided by operating activities	61,904	93,516

Cash flows from investing activities:
Expenditures for plant, property and equipment	(60,297)	(103,261)
Change in restricted cash	4,862	(10,828)
Proceeds from dispositions of assets	8,687	7,101
Proceeds from sale of discontinued operations	10,515	10,202
Settlement of derivative contracts	(6,629)	(233)
Other - net	903	3,394
Net cash used for investing activities	(41,959)	(93,625)

Cash flows from financing activities:
Net (decrease) increase in debt	(112,365)	26,163
Issuance of common stock	92,858	-
Financing fees paid	(802)	(3,876)
Cash dividends paid	-	(9,679)
Other - net	(1,415)	(969)
Net cash (used for) provided by financing activities	(21,724)	11,639

Effect of exchange rate changes on cash	1,900	(6,589)

Net increase in cash and cash equivalents	121	4,941

Cash and cash equivalents at beginning of the period	43,536	38,595

Cash and cash equivalents at end of the period	$43,657	$43,536

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2010	2009	2010	2009
Sales:
Original Equipment - Asia	$9,820	$4,184	$32,231	$17,405
Original Equipment - Europe	124,811	97,440	469,399	597,361
Original Equipment - North America (a)	119,365	99,867	412,924	499,508
South America	34,769	21,628	117,640	136,415
Commercial Products	42,183	36,857	170,139	187,723
Segment sales	330,948	259,976	1,202,333	1,438,412
Corporate and administrative	772	535	2,791	3,166
Eliminations	(6,806)	(5,734)	(41,890)	(32,864)
Total net sales	$324,914	$254,777	$1,163,234	$1,408,714

Operating income/(loss):
Original Equipment - Asia	$(1,162)	$(2,848)	$(4,792)	$(9,187)
Original Equipment - Europe	7,199	(6,361)	22,956	(13,226)
Original Equipment - North America (a) (b)	(1,281)	(3,379)	2,271	(36,359)
South America	1,304	255	7,600	11,903
Commercial Products	4,407	582	20,538	14,468
Segment income (loss) from operations	10,467	(11,751)	48,573	(32,401)
Corporate and administrative (b)	(9,124)	(12,856)	(41,839)	(46,606)
Eliminations	-	14	104	(115)
Income (loss) from operations	$1,343	$(24,593)	$6,838	$(79,122)

(a)
Sales and operating income/(loss) were retrospectively adjusted for comparative purposes to reflect the realignment of the Fuel Cell segment into the Original Equipment – North America segment for the three and twelve months ended March 31, 2009.

(b)
Operating income/(loss) was retrospectively adjusted for comparative purposes to reflect the realignment of $4,235 and $19,292 of support department costs previously included in Corporate and administrative into the Original Equipment - North America segment for the three and twelve months ended March 31, 2009, respectively.

Fourth Quarter Fiscal 2010 Results – Page 7

Modine Manufacturing Company
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)
(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2010	2009	2010	2009
Loss from continuing operations	$(11,895)	$(40,763)	$(20,298)	$(103,597)
Interest expense	3,993	4,182	22,888	13,775
Provision for income taxes	7,707	3,346	9,832	644
Depreciation and amortization (a)	15,329	15,827	63,312	67,241
EBITDA from continuing operations	15,134	(17,408)	75,734	(21,937)

Restructuring and repositioning charges	1,557	3,515	3,949	35,847
Non-cash charges (b)	4,662	15,610	6,473	56,879
Adjusted EBITDA	$21,353	$1,717	$86,156	$70,789

(a)	Depreciation and amortization expense represents total depreciation and amortization from continuing operations lessaccelerated depreciation which is included in non-cash charges.
(b)
Non-cash charges are comprised of long-lived asset impairments, non-cash restructuring and repositioning charges, exchange gains orlosses on intercompany loans and non-cash charges which are unusual, non-recurring or extraordinary.

Net debt (unaudited)
(In thousands)

	March 31, 2010	March 31, 2009
Debt due within one year	$3,245	$5,232
Long-term debt	135,952	243,982
Total debt	139,197	249,214

Less: cash and cash equivalents	43,657	43,536
Net debt	$95,540	$205,678

Free cash flow (unaudited)
(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2010	2009	2010	2009
Net cash provided by operating activities	$12,034	$13,252	$61,904	$93,516
Net cash used for investing activities	(17,369)	(32,223)	(41,959)	(93,625)
Make-whole payment (c)	-	-	3,449	-
Free cash flow	$(5,335)	$(18,971)	$23,394	$(109)

(c)	Free cash flow excludes a make-whole payment of $3,449 in the second quarter of fiscal 2010 related to long-term debt as a result of the issuance of common stock.